UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 11, 2025

Oruka Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

855 Oak Grove Avenue Suite 100
Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 606-7910

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 Par Value	ORKA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation of Director

On December 11, 2025, Cameron Turtle resigned as a member of the Board of Directors (the “Board”) of Oruka Therapeutics, Inc. (“Oruka” or the “Company”). Such resignation was not because of a disagreement with the registrant on any matter relating to Oruka’s operations, policies or practices, nor was the resignation a result of removal for cause by the Board.

(d) Election of Director

On December 11, 2025, the Board appointed Christopher Martin to serve as a Class II director, with a term expiring at the Company’s 2026 annual meeting of stockholders. The Board also appointed Mr. Martin as the Chair of the Company’s Compensation Committee and as a member of the Company’s Audit Committee.

Mr. Martin, age 49, served as Chief Commercial Officer from January 2024 to October 2025 for Verona Pharma, which was acquired by Merck & Co. for approximately $10 billion in October 2025. As Chief Commercial Officer, Mr. Martin was responsible for building the commercial organization and launch strategy for the company’s first product launch, Ohtuvayre® (ensifentrine). Mr. Martin previously served in other management positions at Verona, including Senior Vice President of Commercial from January 2022 to December 2023 and Vice President of Commercial from June 2020 and December 2022. Prior to Verona, he served as Executive Director of Marketing at SK Life Science, which is focused on developing novel therapeutics for central nervous system conditions, from March 2018 to June 2020. Mr. Martin was instrumental in developing the commercial and marketing strategy and the framework for launching their first commercial product, XCOPRI® (cenobamate tablets). Until its acquisition by Melinta Therapeutics, Mr. Martin was Head of Marketing at Cempra where he led the development and launch strategy for the company’s first product, solithromycin. Prior to Cempra, he was at Salix Pharmaceuticals for 10 years in roles of increasing responsibility and led the Xifaxan® marketing team during the company’s acquisition by Valeant Pharmaceuticals. Mr. Martin also is a member of the board of directors of Edgewise Therapeutics, Inc. (Nasdaq: EWTX). Mr. Martin received a Bachelor of Science in Financial Management from Clemson University.

The Board determined that Mr. Martin qualifies as independent under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission and the applicable listing standards of the Nasdaq Stock Market. In addition, the Board determined that Mr. Martin qualifies as a “non-employee director” for purposes of Section 16 of the Securities and Exchange Act of 1934.

There are no arrangements or understandings between Mr. Martin and any other person pursuant to which Mr. Martin was selected as a director. In addition, there are no transactions in which Mr. Martin has an interest that would require disclosure under Item 404(a) of Regulation S-K.

As a non-employee director, Mr. Martin will receive compensation in accordance with Oruka’s non-employee director compensation program. Pursuant to this program, on December 11, 2025 (the effective date of his appointment), Mr. Martin was granted a stock option to acquire 35,000 shares of Oruka common stock, which will vest in 36 equal monthly installments from December 11, 2025, subject to continued service to Oruka through each vesting date. Pursuant to this program, he is also eligible for an annual cash retainer in the amount of $40,000 for his service as a member of the Board, and an annual cash retainer in the amount of $12,000 for his service as Chair of the Compensation Committee and $7,500 for his service as a member of the Audit Committee. Mr. Martin also entered into an indemnification agreement with Oruka consistent with the form agreement executed with each of Oruka’s current executive officers and directors.

The foregoing description of Mr. Martin’s offer terms does not purport to be complete and is qualified in its entirety by the full text of his offer letter, a copy of which is filed as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated December 1, 2025, between Oruka Therapeutics, Inc. and Chris Martin.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oruka Therapeutics, Inc.

Date: December 11, 2025	By:	/s/ Paul Quinlan
Paul Quinlan General Counsel

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